Exhibit 99.1

Blueprint Medicines Appoints Lonnel Coats to Board of Directors

CAMBRIDGE, Mass., February 4, 2016 /PRNewswire/ – Blueprint Medicines Corporation (NASDAQ: BPMC), a leader in discovering and developing highly selective investigational kinase medicines for patients with genomically defined diseases, today announced the appointment to its board of directors of Lonnel Coats, a seasoned pharmaceutical executive with nearly 30 years of industry-related experience.

“We are pleased to welcome Lonnel to Blueprint Medicines’ board. He has an outstanding record of achievements leading prominent biopharmaceutical companies and will be an invaluable asset,” said Jeffrey Albers, Chief Executive Officer of Blueprint Medicines. “Lonnel’s strong strategic experience developing and commercializing numerous oncology products will provide significant insight as we continue to advance Blueprint Medicines’ pipeline and seek to build a fully integrated biopharmaceutical company.”

Currently, Mr. Coats serves as president and chief executive officer and a member of the board of directors of Lexicon Pharmaceuticals, Inc. (NASDAQ: LXRX), a biopharmaceutical company focused on the development of breakthrough therapies for the treatment of type 1 and type 2 diabetes and carcinoid syndrome. Prior to joining Lexicon in July 2014, Mr. Coats served in a series of leadership positions at Eisai Inc. and Eisai Corporation of North America,  U.S. subsidiaries of Tokyo-based Eisai Co., Ltd., from 1996 through June 2014, including as chief executive officer of Eisai Inc. from 2010 to June 2014.  In this role,  Mr. Coats helped establish Eisai as a leading innovator of medicines for oncology and specialty therapeutic areas, and he oversaw the expansion of Eisai’s business across the Americas and improved profitability for all of its U.S.-based operating units. In addition, Mr. Coats served as president and chief operating officer of Eisai Inc. from 2004 to 2010 and led the diversification of its business through over $5 billion in strategic acquisitions and licensing and partnership transactions. Mr. Coats also previously held a variety of sales and management positions at Janssen Pharmaceuticals, Inc., a division of Johnson & Johnson, from 1988 to 1996.  Mr. Coats holds a B.P.A. from Oakland University.

“I am delighted to join the Blueprint Medicines board at this exciting time in the company’s development,” said Lonnel Coats. “I look forward to working with its board and talented management team to continue advancing Blueprint Medicines’ pipeline of novel targeted therapies.”

About Blueprint Medicines

Blueprint Medicines is developing a new generation of highly selective and potent kinase medicines to improve the lives of patients with genomically defined diseases. The Company’s approach is rooted in a deep understanding of the genetic blueprint of cancer and other diseases driven by the abnormal activation of kinases. Blueprint Medicines is advancing three programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma and systemic mastocytosis, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

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